EXHIBITS OF 10QSB (PERIOD ENDING MARCH 31, 2001)

Exhibit 1. Corporate Resolution to Execute New Office Lease, as reported in Section 2.2 of Part I/Item 2.

APPROVAL OF OFFICE LEASE

Corporate Resolution

Of

Rolltech, Inc.

A proposed lease agreement between Rolltech, Inc. and Grantham Adjusters for the premises known as Suite #811, 938 Howe Street, Vancouver, B.C., V6Z 1N9 was presented to the board for approval.

The lease covered a period of 2 years with monthly rental payments of $1,350 CAN, plus applicable taxes.

After discussion, it was decided that the lease terms were commercially reasonable and fair to the corporation and it was in the best interests of the corporation to enter into the lease.

The board approved the lease and all the terms contained in it, and the secretary of the corporation was instructed to see to it that the appropriate officers of the corporation execute the lease on behalf of the corporation and that a copy of the executed lease agreement be attached to this resolution and filed in the corporate records book.

CERTIFICATE

The undersigned hereby certify that he is the Secretary of Rolltech, Inc., a corporation organized and existing under the laws of the State of Nevada; the forgoing is true and correct copy of a resolution duly adopted at a meeting of the Board of Directors of said corporation held on the 16th day of February, 2001, at which meeting a quorum was at all times present and acting; that the passage of said resolution was in all respect legal; and that said resolution is in full force and effect.

Dated this 16th day of February , 2001

/S/

Michael Scheglov, Secretary

Exhibit 2. Corporate Resolution to Terminate Marketing License Agreement, as reported in section 2.3 of PartI/Item 2.

CORPORATE RESOLUTION TO TERMINATE MARKETING LICENSE

AGREEMENT WITH TERLAZ USA, INC.

CORPORATE RESOLUTION

OF

Rolltech, Inc.

RESOLVED, that it is desirable and in the best interest of this corporation to terminate the MARKETING LICENSE AGREEMENT made on February 7, 2000, between Terlaz USA, Inc., a New York Corporation, whose legal address is 1071 Bay Street, Staten Island, New York 10305 and the Company. Effective date of such mutual termination Agreement was entered as of the February 1, 2001.

CERTIFICATE

The undersigned hereunder certify that he is the Secretary of Rolltech, Inc., a corporation organized and existing under the laws of the State of Nevada; that the foregoing is a true and correct copy of a resolution duly adopted at a meeting of the Board of Directors of said corporation held on the 1st day of February, 2001, at which meeting a quorum was at all times present and acting; that the passage of said resolution was in all respects legal; and that said resolution is in full force and effect.

Dated this 1st day of, February, 2001

/S/

Michael Scheglov, Secretary

Exhibit 3. Signed Agreement to Terminate Marketing License Agreement, as reported in section 2.3 of Part I/Item 2.

Agreement to Terminate

Marketing License Agreement

This Agreement to terminate the Marketing License Agreement, executed on February 14, 2000, is entered into as of the February 1, 2001 between Terlaz, Inc. (Licensor) located at 1071 Bay Street, Staten Island, NY 10305 and Rolltech, Inc., (Licensee) located at Suite 811, 938 Howe Street, Vancouver, B.C. V6Z 1N9.

1. The Licensor and the Licensee have mutually agreed hereunder to terminate the Marketing License Agreement, dated February 14, 2000;

2. Upon execution of this Agreement, the undersigned hereunder agree that all terms and conditions and related obligations, involving the Marketing License Agreement have been voided henceforth and that the undersigned herein agree not to pursue any claim involving the Marketing License Agreement;

3. Pursuant to the termination protocol stipulated in Section 6.31 of the License Agreement, the

Licensee herein agrees to perform the following:

6.31 cease any use or practice of the Product; and upon termination or expiration of this Agreement, all sub-licenses granted by Licensee during the term of this Agreement shall terminate. Licensee shall, at its own expense, return to Licensor all Confidential Information as soon as practicable after the date of such termination, including original documents, drawings, computer diskettes, models, samples, notes, reports, notebooks, letters, manuals, prints, memoranda and any copies which have been received by Licensee. All such Confidential Information shall remain the exclusive property of Licensor during the term of this Agreement and for five (5) years thereafter.

/S/ , Dated February 19, 2001 __________________

Eugene Kverel, President Terlaz, Inc.

/S/ , Dated February 1, 2001

Taly Keren, President, Rolltech, Inc.

Exhibit 4. Corporate Resolution to Amend the Date of Annual Shareholder Meeting, as reported in Section 3.1 of Part I/Item 2.

CORPORATE RESOLUTION TO FIX THE DAY OF ANNUAL SHAREHOLDER MEETING

CORPORATE RESOLUTION

OF

ROLLTECH, INC.

RESOLVED, that the annual meeting of the shareholders shall be held on the 30th day of May 2001 at Suite 811, 938 Howe Street, Vancouver, B.C. at 10:00 a.m. At the meeting, the shareholders will consider resolutions to: 1) Elect directors for ensuing year; 2) Appoint Moore Stephens Ellis Foster, Chartered Accountants, as auditors of the company for the ensuing year; 3) Transact such other business as may properly be put before the meeting.

CERTIFICATE

The undersigned hereby certify that he is the Secretary of Rolltech, Inc., a corporation organized and existing under the laws of the State of Nevada; the forgoing is true and correct copy of a resolution duly adopted at a meeting of the Board of Directors of said corporation held on the 30th day of January, 2001, at which meeting a quorum was at all times present and acting; that the passage of said resolution was in all respect legal; and that said resolution is in full force and effect.

Dated this 30th day of January, 2001

/S/

Michael Scheglov, Secretary

Exhibit 5. Corporate Resolution for Issuance of Shares for Management Compensation, as reported in Section 3.2 of Part I/Item 2.

CORPORATE RESOLUTION TO AUTHORIZE

ISSUANCE OF RESTRICTED SHARES

CORPORATE RESOLUTION

OF

Rolltech, Inc.

RESOLVED, that it is desirable and in the best interest of this corporation to issue the number of restricted shares as stipulated in the Prospectus and related to:

1) the conversion of $1,000 (one thousand) of the monthly salaries to shares of this corporation for Taly Keren and Dr. Michael Scheglov at ten cents ($.10) per share for a period covering seven months (7) commencing August 1, 2000 to February 28, 2001.

Name No. Shares Value

Taly Keren 70,000 $7,000

Dr. Michael Scheglov 70,000 $7,000

All shares described hereunder shall be issued as restricted shares, reliant on Rule 144 of the federal securities statutes, from the authorized but unissued shares of this corporation.

CERTIFICATE

The undersigned hereunder certify that he is the Secretary of Rolltech, Inc., a corporation organized and existing under the laws of the State of Nevada; that the foregoing is a true and correct copy of a resolution duly adopted at a meeting of the Board of Directors of said corporation held on the 12th day of February, 2001, at which meeting a quorum was at all times present and acting; that the passage of said resolution was in all respects legal; and that said resolution is in full force and effect.

Dated this 12th day of February, 2001

/S/

Michael Scheglov, Secretary

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